PRESS RELEASE – FOR IMMEDIATE RELEASE
OMEGA ANNOUNCES FIRST QUARTER 2017 FINANCIAL RESULTS
INCREASED DIVIDEND RATE FOR 19TH CONSECUTIVE QUARTER

HUNT VALLEY, MARYLAND – May 3, 2017 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the "Company" or "Omega") today announced its results of operations for the three-month period ended March 31, 2017.  The Company reported for the three-month period ended March 31, 2017 net income of $109.1 million, or $0.53 per common share, Funds From Operations ("FFO") of $181.0 million or $0.88 per common share, and Funds Available For Distribution ("FAD") of $159.4 million.
FFO for the first quarter of 2017 includes $3.7 million of non-cash stock-based compensation expense and $2.4 million in provisions for uncollectible accounts.  These costs were partially offset by a $10.4 million one-time contractual settlement.  Adjusted FFO is $0.86 per common share for the three-month period ended March 31, 2017.  FFO, Adjusted FFO and FAD are non-GAAP financial measures.  For more information regarding FFO and Adjusted FFO, see the "Funds From Operations" schedule.
GAAP NET INCOME
For the three-month period ended March 31, 2017, the Company reported net income of $109.1 million, or $0.53 per common share, on operating revenues of $231.7 million.  This compares to net income of $58.2 million, or $0.29 per common share, on operating revenues of $212.9 million, for the same period in 2016.
The increase in net income for the three-month period ended March 31, 2017 compared to the prior year was primarily due to revenue associated with new investments completed in 2016, a one-time contractual settlement in 2017 and the reduction in impairments on real estate assets and acquisition costs.  This increase in net income was partially offset by $7.6 million in increased depreciation and amortization expense, $1.1 million in incremental general and administrative expenses and $1.0 million in increased stock-based compensation expense.
2017 RECENT DEVELOPMENTS AND FIRST QUARTER HIGHLIGHTS
In Q2 2017, the Company…
•	redeemed $400 million of its 5.875% senior notes due 2024.
•	prepaid its $200 million senior unsecured term loan.
•	issued $550 million aggregate principal amount of its 4.750% Senior Notes due 2028.
•	issued $150 million aggregate principal amount of its 4.500% Senior Notes due 2025.
•	increased its quarterly common stock dividend rate to $0.63 per share.

In Q1 2017, the Company…
•	completed $7.6 million in new investments.
•	invested $30 million in capital renovation and construction-in-progress projects.
•	increased its quarterly common stock dividend rate to $0.62 per share.

FIRST QUARTER 2017 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended March 31, 2017 totaled $231.7 million which included $18.1 million of non-cash revenue.
Operating expenses for the three-month period ended March 31, 2017 totaled $92.5 million and were comprised of $70.0 million of depreciation and amortization expense, $8.8 million of general and administrative expense, $7.6 million of impairment on real estate properties, $3.7 million of stock-based compensation expense and $2.4 million in provision for uncollectible accounts.  The $7.6 million and $2.4 million charges were primarily the result of the Company's continued effort to exit certain non-strategic facilities.
Other Income and Expense – Other income and expense for the three-month period ended March 31, 2017 was a net expense of $37.1 million, which was primarily comprised of $45.0 million of interest expense and $2.5 million of amortized deferred financing costs.  The expense was offset by a one-time $10.4 million contractual settlement with an unrelated third party related to a 2012 contingent liability obligation that was resolved in the first quarter of 2017.
Funds From Operations – For the three-month period ended March 31, 2017, FFO was $181.0 million, or $0.88 per common share on 206 million weighted-average common shares outstanding, compared to $153.6 million, or $0.77 per common share on 198 million weighted-average common shares outstanding, for the same period in 2016.
The $181.0 million of FFO for the three-month period ended March 31, 2017 includes the impact of $3.7 million of non-cash stock-based compensation expense and $2.4 million in provision for uncollectible accounts, offset by a $10.4 million non-cash contractual settlement.
The $153.6 million of FFO for the three-month period ended March 31, 2016 includes the impact of $5.1 million in provision for uncollectible accounts, $3.8 million of acquisition costs, $2.8 million of non-cash stock-based compensation expense and $0.3 million of interest refinancing costs.
Adjusted FFO was $176.7 million, or $0.86 per common share, for the three months ended March 31, 2017, compared to $165.4 million, or $0.83 per common share, for the same period in 2016.  For further information see the "Funds From Operations" schedule.

FINANCING ACTIVITIES
$550 Million Senior Notes and $150 Million Senior Notes – On April 4, 2017, Omega issued (i) $550 million aggregate principal amount of its 4.750% Senior Notes due 2028 (the "2028 Notes") and (ii) an additional $150 million aggregate principal amount of  its existing 4.500% Senior Notes due 2025 (the "2025 Notes," and together with the 2028 Notes collectively, the "Notes").  The 2028 Notes mature on January 15, 2028 and the 2025 Notes mature on January 15, 2025.
The 2028 Notes were sold at an issue price of 98.978% of their face value before the underwriters' discount and the 2025 Notes were sold at an issue price of 99.540% of their face value before the underwriters' discount.  The net proceeds from the offering, after deducting underwriting discounts and expenses, were approximately $690.7 million.  The net proceeds from the Notes offering were used to (i) redeem all of the Company's outstanding $400 million aggregate principal amount of 5.875% Senior Notes due 2024 (the "2024 Notes") on April 28, 2017, (ii) prepay a $200 million senior unsecured incremental term loan facility (the "Tranche A-2 Term Loan Facility") on April 5, 2017 that otherwise would have become due on June 27, 2017, and (iii) repay outstanding borrowings under its revolving credit facility.

$400 Million Senior Notes Redemption – On April 28, 2017, the Company redeemed all of its outstanding 2024 Notes.  As a result of the redemption, during the second quarter of 2017, the Company will record approximately $16.5 million in redemption related costs and write-offs, including $11.8 million for the call premium and $4.7 million in net write-offs associated with unamortized deferred financing costs.
Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the three-month period ended March 31, 2017, the Company sold 0.5 million shares of its common stock generating $14.4 million of gross proceeds.  The following table outlines shares of the Company's common stock issued under its Equity Shelf program and its Dividend Reinvestment and Common Stock Purchase Plan in 2017:

(in thousands, except price per share)	Equity Shelf (At-the-Market) Program	Dividend Reinvestment and Common Stock Purchase Program
	Q1 2017
Number of shares	228	239
Average price per share	$31.12	$30.67
Gross proceeds	$7,079	$7,335

2017 FIRST QUARTER PORTFOLIO ACTIVITY

$38 Million of New Investments in Q1 2017 – In Q1 2017, the Company completed a new $8 million investment and $30 million in capital renovations and new construction consisting of the following:
$8 Million Acquisition – On January 31, 2017, the Company completed a purchase/leaseback of one assisted living facility ("ALF") for $7.6 million.  The 60 bed ALF, located in Virginia, was added to the existing operator's master lease with an initial annual cash yield of 7.5% with 2.5% annual escalators.
$30 Million Capital Renovation Projects – In addition to the new investment outlined above, in Q1 2017, the Company invested approximately $30 million under its capital renovation and construction-in-progress programs.
ASSET DISPOSITIONS AND IMPAIRMENTS

During the first quarter of 2017, the Company sold 15 facilities for approximately $45.8 million in net cash proceeds recognizing a gain of approximately $7.4 million.  Eleven of the sold facilities were previously classified as assets held for sale.  In addition, the Company recorded approximately $7.6 million of impairments on three facilities, one of which was reclassified to assets held for sale on March 31, 2017.
As of March 31, 2017, the Company had nine facilities, totaling $23.2 million, classified as assets held for sale.  The Company expects to sell these facilities over the next few quarters.
DIVIDENDS

On April 13, 2017, the Board of Directors declared a common stock dividend of $0.63 per share, increasing the quarterly common dividend by $0.01 per share over the prior quarter, to be paid May 15, 2017 to common stockholders of record on May 1, 2017.
2017 ADJUSTED FFO GUIDANCE AFFIRMED
The Company affirmed its 2017 annual Adjusted FFO available to common stockholders to be between $3.40 and $3.44 per diluted share.  The Company's 2017 FAD guidance and reconciliation to projected net income can be found in the Company's First Quarter 2017 Financial Supplement located on the Company's website.  The following table presents a reconciliation of Omega's guidance regarding Adjusted FFO to projected GAAP earnings.
2017 Annual Adjusted FFO Guidance Range (per diluted common share)
Full Year
Net Income	$1.86 - $1.90
Depreciation	1.40
Gain on assets sold	(0.04)
Real estate impairment	0.04
FFO	$3.26 - $3.30
Adjustments:
Contractual settlement	(0.05)
Provision for uncollectible accounts	0.01
Transaction costs	0.00
Interest – refinancing costs	0.11
Stock-based compensation expense	0.07
Adjusted FFO	$3.40 - $3.44

Note: All per share numbers rounded to 2 decimals.

The Company's Adjusted FFO guidance for 2017 includes approximately $100 million of planned capital renovation projects; however, it excludes the impact of additional new investments.  It also excludes the impact of gains and losses from the sale of assets, revenue from divestitures, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition costs, provision for uncollectible accounts, and stock-based compensation expense.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.
The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company's control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in stock-based compensation expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL
The Company will be conducting a conference call on Thursday, May 4, 2017 at 10 a.m. Eastern to review the Company's 2017 first quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the "Omega Healthcare's First Quarter 2017 Earnings Call."
To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the "earnings call" icon on the Company's home page.  Webcast replays of the call will be available on the Company's website for two weeks following the call.

*   *   *   *   *   *
Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of March 31, 2017, Omega has a portfolio of investments that includes approximately 1,000 properties located in 42 states and the United Kingdom and operated by 77 different operators.
FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega's or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.
Omega's actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of any of Omega's operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages and impede the ability of to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega's credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a REIT; (ix) Omega's ability to manage, re-lease or sell any owned and operated facilities, if any; (x) Omega's ability to sell closed or foreclosed assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company's ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms and (xiii) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$7,581,665	$7,566,358
Less accumulated depreciation	(1,306,084)	(1,240,336)
Real estate investments – net	6,275,581	6,326,022
Investments in direct financing leases – net	604,777	601,938
Mortgage notes receivable – net	644,696	639,343
	7,525,054	7,567,303
Other investments – net	255,899	256,846
Investment in unconsolidated joint venture	40,152	48,776
Assets held for sale – net	23,245	52,868
Total investments	7,844,350	7,925,793

Cash and cash equivalents	40,349	93,687
Restricted cash	12,198	13,589
Accounts receivable – net	272,506	240,035
Goodwill	643,692	643,474
Other assets	29,023	32,682
Total assets	$8,842,118	$8,949,260

LIABILITIES AND EQUITY
Revolving line of credit	$123,000	$190,000
Term loans – net	1,094,875	1,094,343
Secured borrowings – net	54,052	54,365
Unsecured borrowings – net	3,028,938	3,028,146
Accrued expenses and other liabilities	316,985	360,514
Deferred income taxes	9,746	9,906
Total liabilities	4,627,596	4,737,274

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 196,761 shares as of March 31, 2017 and 196,142 as of December 31, 2016	19,676	19,614
Common stock – additional paid-in capital	4,878,637	4,861,408
Cumulative net earnings	1,843,377	1,738,937
Cumulative dividends paid	(2,829,718)	(2,707,387)
Accumulated other comprehensive loss	(48,478)	(53,827)
Total stockholders' equity	3,863,494	3,858,745
Noncontrolling interest	351,028	353,241
Total equity	4,214,522	4,211,986
Total liabilities and equity	$8,842,118	$8,949,260

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Revenue
Rental income	$192,537	$176,703
Income from direct financing leases	15,646	15,442
Mortgage interest income	15,956	16,606
Other investment income – net	6,914	3,431
Miscellaneous income	691	697
Total operating revenues	231,744	212,879

Expenses
Depreciation and amortization	69,993	62,433
General and administrative	8,780	7,677
Stock-based compensation	3,744	2,778
Acquisition costs	(41)	3,771
Impairment loss on real estate properties	7,638	34,558
Provision for uncollectible accounts	2,404	5,124
Total operating expenses	92,518	116,341

Income before other income and expense	139,226	96,538
Other income (expense)
Interest income	4	8
Interest expense	(45,041)	(37,222)
Interest – amortization of deferred financing costs	(2,502)	(2,132)
Interest – refinancing costs	-	(298)
Contractual settlement	10,412	-
Realized gain (loss) on foreign exchange	61	(22)
Total other expense	(37,066)	(39,666)

Income before gain on assets sold	102,160	56,872
Gain on assets sold – net	7,420	1,571
Income from continuing operations	109,580	58,443
Income tax expense	(1,100)	(247)
Income from unconsolidated joint venture	632	-
Net income	109,112	58,196
Net income attributable to noncontrolling interest	(4,672)	(2,641)
Net income available to common stockholders	$104,440	$55,555

Income per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.53	$0.30
Diluted:
Net income	$0.53	$0.29

Dividends declared per common share	$0.62	$0.57

Weighted-average shares outstanding, basic	197,013	188,228
Weighted-average shares outstanding, diluted	206,174	198,350

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016

Net income	$109,112	$58,196
Deduct gain from real estate dispositions	(7,420)	(1,571)
Sub – total	101,692	56,625
Elimination of non-cash items included in net income:
Depreciation and amortization	69,993	62,433
Depreciation - unconsolidated joint venture	1,658	—
Add back non-cash provision for impairments on real estate properties	7,638	34,558
Funds from operations	$180,981	$153,616

Weighted-average common shares outstanding, basic	197,013	188,228
Restricted stock and PRSUs	347	1,175
Omega OP Units	8,814	8,947
Weighted-average common shares outstanding, diluted	206,174	198,350

Funds from operations available per share	$0.88	$0.77

Adjustments to calculate adjusted funds from operations:
Funds from operations available to common stockholders	$180,981	$153,616
Deduct one-time revenue	—	(235)
Deduct contractual settlement	(10,412)	—
(Deduct) add back acquisition costs	(41)	3,771
Add back provision for uncollectible accounts	2,404	5,124
Add back interest refinancing expense	—	298
Add back non-cash stock-based compensation expense	3,744	2,778
Adjusted funds from operations	$176,676	$165,352

Adjustments to calculate funds available for distribution:
Non-cash interest expense	2,810	2,100
Capitalized interest	(1,989)	(1,720)
Non-cash revenues	(18,129)	(17,209)
Funds available for distribution	$159,368	$148,523

Funds From Operations ("FFO"), Adjusted FFO and FAD are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission's Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.
Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company's core portfolio as a REIT. The Company's computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.
The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses Adjusted FFO among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company's securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended March 31, 2017:
	As of March 31, 2017			As of March 31, 2017
Balance Sheet Data	Total # of Properties (2)	Total Investment ($000's)	% of Investment	# of Operating Properties(4)	# of Operating Beds
Real Estate Investments (1)	869	$7,600,865	86%	867	87,718
Direct Financing Leases	58	604,777	7%	57	5,695
Mortgage Notes Receivable	49	641,501	7%	48	5,115
Total Investments	976	$8,847,143	100%	972	98,528

Investment Data	Total # of Properties (2)	Total Investment ($000's)	% of Investment	# of Operating Properties(4)	# of Operating Beds	Investment per Bed ($000's)
Skilled Nursing Facilities / Transitional Care (1)	861	$7,558,759	85%	860	91,369	$83
Senior Housing (3)	115	1,288,384	15%	112	7,159	$180
	976	$8,847,143	100%	972	98,528	$90

(1) Total Investment includes a $19.2 million lease inducement and excludes $23.2 million of assets (nine properties) classified as assets held for sale.
(2) Total # of Properties excludes properties classified as assets held for sale.
(3) Includes ALFs, memory care and independent living facilities.
(4) Total # of Operating Properties excludes facilities which are non-operating, closed and/or not currently providing patient services.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended
	March 31, 2017
Rental Property	$192,537	83%
Direct Financing Leases	15,646	7%
Mortgage Notes	15,956	7%
Other Investment Income and Miscellaneous Income - net	7,605	3%
	$231,744	100%

Revenue by Facility Type	Three Months Ended
	March 31, 2017
Skilled Nursing Facilities/Transitional Care	$199,464	86%
Senior Housing	24,675	11%
Other	7,605	3%
	$231,744	100%

Operator Concentration by Investment ($000's)	As of March 31, 2017
	Total # of Properties (1)	Total Investment (2)	% of Investment
Ciena Healthcare	68	$914,187	10.3%
New Ark Investment, Inc.	59	622,137	7.0%
Signature Holdings II, LLC	62	549,928	6.2%
Maplewood Real Estate Holdings, LLC	13	535,561	6.1%
Saber Health Group	45	486,043	5.5%
CommuniCare Health Services, Inc.	35	392,210	4.4%
Genesis Healthcare	50	337,545	3.8%
Daybreak Venture, LLC	48	336,843	3.8%
Health & Hospital Corporation	44	304,711	3.5%
Diversicare Healthcare Services	35	277,980	3.2%
Remaining 67 Operators	517	4,089,998	46.2%
	976	$8,847,143	100.0%

(1) Total # of Properties excludes nine properties classified as assets held for sale.
(2) Total Investment includes a $19.2 million lease inducement and excludes $23.2 million (nine properties) classified as assets held for sale.

Geographic Concentration by Investment ($000's)	Total # of Properties (1)	Total Investment (2)	% of Investment
Ohio	87	$843,813	9.5%
Texas	109	786,418	8.9%
Florida	95	783,921	8.9%
Michigan	46	604,294	6.8%
California	55	511,722	5.8%
Pennsylvania	43	468,529	5.3%
Indiana	59	406,490	4.6%
Tennessee	41	345,290	3.9%
Virginia	17	303,034	3.4%
South Carolina	23	268,947	3.1%
Remaining 32 states (3)	366	3,267,239	36.9%
	941	8,589,697	97.1%
United Kingdom	35	257,446	2.9%
	976	$8,847,143	100.0%
(1) Total # of Properties excludes nine properties classified as assets held for sale.
(2) Total Investment includes a $19.2 million lease inducement and excludes $23.2 million (nine properties) classified as assets held for sale.
(3) # of states and Total Investment includes New York City 2nd Avenue development project.

Revenue Maturities ($000's)		As of March 31, 2017
Operating Lease Expirations & Loan Maturities	Year	2017 Lease Revenue	2017 Interest Revenue	2017 Lease and Interest Revenue	%
2017		$7,622	$342	$7,964	0.9%
2018		38,116	1,625	39,741	4.7%
2019		2,986	650	3,636	0.4%
2020		5,575	8,480	14,055	1.7%
2021		10,506	935	11,441	1.4%
2022		65,705	2,879	68,584	8.1%

Note: Based on annualized 1st quarter 2017 contractual revenues.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators as of December 31, 2016:

Operator Revenue Mix	As of December 31, 2016
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended December 31, 2016	52.6%	35.8%	11.6%
Three-months ended September 30, 2016	53.0%	35.8%	11.2%
Three-months ended June 30, 2016	51.8%	37.5%	10.7%
Three-months ended March 31, 2016	51.8%	38.6%	9.6%
Three-months ended December 31, 2015	53.1%	37.5%	9.4%

Operator Census and Coverage		Coverage Data
	Occupancy (1)	Before Management Fees	After Management Fees

Twelve-months ended December 31, 2016	82.2%	1.69x	1.33x
Twelve-months ended September 30, 2016	82.1%	1.68x	1.31x
Twelve-months ended June 30, 2016	82.1%	1.72x	1.34x
Twelve-months ended March 31, 2016	82.2%	1.75x	1.37x
Twelve-months ended December 31, 2015	82.5%	1.78x	1.40x

(1) Based on available (operating) beds.

The following table presents a debt maturity schedule as of April 30, 2017:
Debt Maturities ($000's)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (1)	Line of Credit and Term Loans (2)(3)	Senior Notes/Other (4)	Sub Notes (5)	Total Debt Maturities
2017	$-	$-	$-	$-	$-
2018	-	-	-	-	-
2019	-	1,550,000	-	-	1,550,000
2020	-	-	-	-	-
2021	-	350,000	-	20,000	370,000
2022	-	250,000	-	-	250,000
Thereafter	54,530	-	3,350,000	-	3,404,530
	$54,530	$2,150,000	$3,350,000	$20,000	$5,574,530

(1) Mortgages guaranteed by HUD (excluding net deferred financing costs of $0.6 million).
(2) Reflected at 100% borrowing capacity.
(3) $1.55 billion is comprised of a: $100 million term loan to Omega's operating partnership, $200 million Tranche A-1 term loan and $1.25 billion revolving credit facility (excluding a $250 million accordion feature and $5.1 million net deferred financing costs) assuming the exercise of existing extension rights.
(4) Excludes net discounts, deferred financing costs and a $1.5 million promissory note.
(5) Excludes $0.5 million of fair market valuation adjustments.

The following table presents investment activity for the three–month period ended March 31, 2017:

Investment Activity ($000's)	Three Months Ended
	March 31, 2017
Funding by Investment Type	$ Amount	%
Real Property	$7,574	20.3%
Construction-in-Progress	13,673	36.6%
Capital Expenditures	13,865	37.1%
Investment in Direct Financing Leases	2,229	6.0%
Total	$37,341	100.0%